Exhibit 99.1

UTStarcom Concludes Strategic Alternatives Process

Announces the Departure of UTStarcom China CEO Ying Wu

ALAMEDA, Calif., June 1, 2007 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that the special committee of the company’s board of directors has concluded its previously announced assessment of strategic alternatives.

“After careful consideration of a number of short- and long-term alternatives, we have determined that our best course of action is to move forward with the company as it exists today,” said Thomas Toy, chairman of UTStarcom’s board of directors. “Our stated goal when we commenced the strategic alternatives process in October 2006 was to explore potential options to maximize the company’s value for UTStarcom’s shareholders. In exploring those alternatives, we concluded that the optimal means of enhancing shareholder value is to focus our efforts on returning the company to profitability by building on the opportunities we have developed in key markets around the world.”

In addition, the company today announced the departure of Ying Wu, executive vice president and chief executive officer of UTStarcom China.

“In the course of analyzing our strategic alternatives over the last several months, it has become apparent that there are differing opinions regarding the company’s strategy to enhance shareholder value,” said Hong Lu, chief executive officer. “We recognize Ying’s service to UTStarcom during his tenure with the company and wish him well in future endeavors.”

With Wu’s departure, UTStarcom Chief Executive Officer Hong Lu will serve as head of the company’s China operations on an interim basis and will continue in his current role as chief executive officer and president of UTStarcom, Inc.

“The Chinese market was the foundation on which UTStarcom was built and will continue to be an integral part of the company’s success today and in the future,” Lu said. “Over the coming months, I intend to spend a significant amount of time in China to focus on our China operations and our long- established relationships with our carrier customers.”

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, Canada,

China, Korea and India. For more information about UTStarcom, please visit the company’s Web site at http://www.utstar.com.

Forward-Looking Statements

This release includes forward-looking statements by and about UTStarcom, including without limitation statements concerning the company’s plans to continue operations as it exists today, the presence of, and the company’s plans to build on, opportunities, and the anticipated continuing focus of Mr. Lu and UTStarcom on the company’s China operations. These statements are forward-looking in nature and subject to risks and uncertainties that may cause actual results to differ materially. These risks include, but are not limited to, the changing nature of opportunities that may be available to the company. The company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.